Exhibit 10.1

Progress Software
14 Oak Park Drive
Bedford, Massachusetts 01730 USA
Tel: 781 280 4000
www.progress.com

July 10, 2012

Melissa Hastings Cruz
8 Wampanoag Drive
Acton, MA 01720

Dear Melissa:

I am pleased to extend a written offer of employment to you to join Progress Software Corporation as Senior Vice President, Finance & Administration and Chief Financial Officer, reporting to Jay Bhatt, President and Chief Executive Officer, with a commencement date of July 16, 2012.

1.
Cash Compensation. Your total target compensation will be $650,000.00 annually. This will be made up of (1) a base salary at an annualized rate of $375,000.00, paid bi-weekly, before taxes and other deductions, and (2) participation in a combination of our Corporate Bonus Plan, at an aggregate target annual rate of $275,000, pro-rated from your start date to the end of the Progress Software fiscal year (November 30th).

2.
Equity Compensation. Following your commencement date, it will be recommended to the Compensation Committee of the Board of Directors of Progress Software that you be awarded a new hire equity grant consisting of a combination of 115,000 restricted stock units (“RSUs”).

Your entire new hire equity grant will be issued at the next meeting of the Compensation Committee, which will occur in July 2012. The RSUs vest semi-annually over three years and convert to shares of Progress Software common stock upon vesting. In your case, the first vesting of restricted stock units will occur on April 1, 2013.

In addition, you will be eligible to participate in Progress Software’s annual equity compensation program for FY2013 on a basis consistent with other Progress Software executives.

3.
Benefits. As an employee of Progress Software, you will be eligible to participate in our employee benefit plans, which includes Medical Insurance, Dental Insurance, Vision Insurance, Life Insurance, Long and Short Term Disability, a 401(k) plan, Employee Stock Purchase Plan, paid vacations and holidays.

Enclosed you will find a CD, which will provide you with an overview of the employee benefits provided by Progress Software. You will learn more about your employee benefits when you attend the Benefits Orientation. Upon arrival to Progress Software, you will be notified of the date and time of your orientation.

4.	Severance. In the event that your employment is terminated by Progress Software other than for

“cause” (as defined below), you will be entitled to receive (a) severance of twelve (12) months of your total target cash compensation as of the date of termination, and (b) the continuation, for a period of twelve (12) months, of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to your termination. The severance will be paid in accordance with our normal payroll practices and procedures and subject to all applicable deductions and withholdings. This severance will be paid as salary continuation for such twelve month period. Your receipt of this severance and benefits is subject to the execution by you of our standard form of separation and release agreement, which will include a non-competition clause.

For purposes of the preceding paragraph, “cause” shall mean intentional conduct by you involving any of the following: (i) substantial and continuing violations by you of your obligations as an employee of Progress Software; (ii) your material violation of Progress Software’s workplace policies; (iii) your breach of any material provision of a written agreement between you and Progress Software; or (iv) your disloyalty, gross negligence, willful misconduct, dishonesty, fraud or breach of fiduciary duty to Progress Software.

5.
Change in Control. Progress Software currently provides its executive officers and certain other key employees with Employee Retention and Motivation Agreements (“ERMA”), which provide compensation in the event of a change in control of Progress. Attached is a description of the current terms of the ERMA. It will be recommended to the Board of Directors that you receive an ERMA on terms consistent with other members of the Executive Committee. The compensation payable to you under the ERMA in the event of a termination of employment following a change in control will be in lieu of the severance described under paragraph 4 above.

Please review the “Employee Proprietary Information and Confidentiality Agreement”, and the “Code of Conduct” (located on the enclosed CD). You are required to sign and return both documents prior to your start date.

While we look forward to a long and mutually beneficial relationship, you should understand that, except as otherwise provided in this letter, you are not being offered employment for a definite period of time, as the employment relationship with Progress Software is considered “at will”, meaning that you or Progress Software may terminate the employment relationship at any time, with or without notice.

By accepting this offer of employment, you certify that any and all information that you have provided in connection with any employment application to Progress, including information on your resume and information provided during the interview process, is true and accurate in all material respects.  You acknowledge that we have relied upon this information and agree that any omission or false statement by you as part of your application or during the interview process may result in the immediate termination of your employment without the requirement that we pay you any of the severance or benefits described in Paragraph 4 above.

This offer of employment is contingent upon a successful completion of references and a background check.  Upon your acceptance of this offer, HireRight, our background verification vendor, will email you with instructions on how to initiate this process. In addition, this offer of employment is contingent upon completion of a satisfactory behavioral assessment, which will be coordinated by PDI Ninth House, our external vendor.

To confirm your acceptance of this offer, please fax the signed offer acceptance to our secure e-fax number, Offer Acceptance (781) 998-2699, no later than three business days from receipt of this offer.

I am looking forward to having you join us and am confident that you will find this position to be a challenging and rewarding one for you.

Sincerely,

/s/Joseph A. Andrews

Joseph A. Andrews
Senior Vice President, Human Resources

Acceptance:

Employee Signature:     /s/Melissa Cruz

Date:            July 16, 2012

Start Date:         July 16, 2012

Enclosures/Attachments:

1.	CD/Employee Benefits

2.	Description of ERMA

3.	Employee Proprietary Information and Confidentiality Agreement and Code of Conduct (see CD)